Exhibit 99.1

For Immediate Release:          April 1, 2022

Home BancShares, Inc. Announces
Completion of the Acquisition of Happy Bancshares, Inc.

Conway, AR – Home BancShares, Inc. (NYSE: HOMB) (“Home” or “the Company”), parent company of Centennial Bank (“Centennial”), today announced that it has completed its previously announced acquisition of Happy Bancshares, Inc. (“Happy”), parent company of Happy State Bank (“HSB”), pursuant to the terms of a definitive agreement and plan of merger whereby, in a series of transactions, an acquisition subsidiary of Home merged with and into Happy, Happy merged with and into Home, and immediately thereafter, HSB merged with and into Centennial. The acquisition is effective today, April 1, 2022.
As of December 31, 2021, Happy had approximately $6.81 billion in total assets, $3.59 billion in loans, and $5.81 billion in deposits. With the completion of the acquisition, the Company now operates 76 branches in Arkansas, 78 branches in Florida, 62 branches in Texas, five branches in South Alabama, and one branch in New York City.
“The completion of the acquisition of Happy State Bank is a pivotal moment for Home and is another example of our ability to make smart, strategic deals that are immediately accretive,” said John Allison, Chairman, President and CEO of Home. “The long-awaited entry into Texas came at just the right time and with all the right deal attributes. We expect this to be the beginning of a bright future in Texas.”
“Centennial Bank welcomes the customers, talented team of bankers and numerous shareholders of Happy State Bank and looks forward to the added value this merger will bring to our franchise,” said Tracy French, President and Chief Executive Officer of Centennial Bank.

Under the terms of the agreement, Home will issue approximately 42.4 million shares of its common stock valued at approximately $958.8 million as of April 1, 2022. In addition, the holders of stock appreciation rights of Happy received approximately $3.1 million in cash in cancellation of their stock appreciation rights immediately before the merger, for a total transaction value of approximately $961.9 million.
Piper Sandler & Co. served as financial advisor, and Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. served as legal counsel to Home. Stephens Inc. served as financial advisor, and Alston & Bird LLP served as legal counsel to Happy. Also, Piper Sandler issued a fairness opinion to Home, and Stephens Inc. issued a fairness opinion to Happy.

General
This release may contain forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future, as well as statements about the business combination transaction involving Home and Happy. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not guarantees of future events, performance or results. When we use words like “may,” “plan,” “propose,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors could cause actual results to differ materially from those contemplated by the forward-looking statements. These factors include, but are not limited to, the following:  economic conditions, credit quality, interest rates, loan demand, real estate values and unemployment; disruptions, uncertainties and related effects on our business and operations as a result of the ongoing coronavirus (COVID-19) pandemic and measures that have been or may be implemented or imposed in response to the pandemic, including the impact on, among other things, credit quality and liquidity; the possibility the acquisition of Happy may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, ongoing or future effects of the COVID-19 pandemic, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Home and Happy operate; the ability to promptly and effectively integrate the businesses of Home and Happy; the reaction to the transaction of the companies’ customers, employees and counterparties; diversion of management time on acquisition-related issues; the effect of any future mergers, acquisitions or other transactions to which we or our bank subsidiary may from time to time be a party, including as a result of one or more of the factors described above as they would relate to such transaction; the ability to identify, enter into and/or close additional acquisitions; legislative and regulatory changes and risks and expenses associated with current and future legislation and regulations, including those in response to the COVID-19 pandemic; technological changes and cybersecurity risks; the effects of changes in accounting policies and practices; changes in governmental monetary and fiscal policies; political instability; competition from other financial institutions; potential claims, expenses and other adverse effects related to current or future litigation, regulatory examinations or other government actions; changes in the assumptions used in making the forward-looking statements; and other factors described in reports we file with the Securities and Exchange Commission (the “SEC”), including those factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 24, 2022.
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FOR MORE INFORMATION CONTACT:
Donna Townsell
Director of Investor Relations
Home BancShares, Inc.
(501) 328-4625